                                  SCHEDULE 14A

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement.       [ ] Confidential, for use of the
                                                Commission only (as permitted by
                                                Rule 14a-6(e)(2)).

     [X] Definitive proxy statement.

     [ ] Definitive additional materials.

     [ ] Soliciting material pursuant to Section 240.14a-12

                             Fortune Brands, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.
--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

--------------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

     (3) Filing Party:

--------------------------------------------------------------------------------

     (4) Date Filed:

--------------------------------------------------------------------------------

                             [FORTUNE BRANDS LOGO]
                               300 TOWER PARKWAY
                          LINCOLNSHIRE, ILLINOIS 60069

                                                                  March 11, 2002

DEAR STOCKHOLDER:

     Fortune Brands, Inc. will be holding its 2002 Annual Meeting of Stockholders at 1:30 p.m. (Central Daylight Time) on Tuesday, April 30, 2002 at the Marriott Lincolnshire, 10 Marriott Drive, Lincolnshire, Illinois. The sole purpose of the meeting is to consider the business described in the following Notice of Annual Meeting and Proxy Statement.

     It is important to ensure that your shares be represented at the meeting whether or not you personally plan to attend. You can submit your proxy by using a toll-free telephone number or the Internet. Instructions for using these services are provided on the enclosed proxy form. If you decide to vote your shares using the enclosed proxy form, we urge you to complete, sign, date and return it promptly, using the postage paid return envelope that we have enclosed.

                                                     Sincerely yours,

                                                     /s/ NORMAN H. WESLEY

                                                     Norman H. Wesley
                                                     Chairman of the Board
                                                       and Chief Executive
                                                       Officer

                             [FORTUNE BRANDS LOGO]
                               300 TOWER PARKWAY
                          LINCOLNSHIRE, ILLINOIS 60069

                            NOTICE OF ANNUAL MEETING
                              AND PROXY STATEMENT
                                                                  March 11, 2002

     The Annual Meeting of Stockholders of Fortune Brands, Inc. will be held at the Marriott Lincolnshire, 10 Marriott Drive, Lincolnshire, Illinois, at 1:30 p.m. (Central Daylight Time) on Tuesday, April 30, 2002, to consider and vote upon:

     Item 1: The election of two directors for a term expiring at the 2005 Annual Meeting or until their successors have been elected and qualified (see pages 4 to 21 of the Proxy Statement);

     Item 2: The election of PricewaterhouseCoopers LLP as our independent accountants for 2002 (see page 21 of the Proxy Statement);

     Item 3: The re-approval of the Fortune Brands, Inc. Annual Executive Incentive Compensation Plan (see pages 21 to 23 of the Proxy Statement);

     Item 4: If presented, a stockholder proposal entitled "Shareholder Vote on Poison Pills" (see pages 23 to 25 of the Proxy Statement);

and to transact such other business as may properly come before the meeting.

     If you hold common stock or $2.67 Convertible Preferred stock at the close of business on March 1, 2002, you will be entitled to vote at the Annual Meeting. Please submit a proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. You may submit your proxy (1) by telephone, (2) through the Internet, or (3) by mail. For specific instructions, please refer to the next page of this Proxy Statement and the enclosed proxy form.

     We are also soliciting voting instructions from participants in the Fortune Brands Retirement Savings Plan and Fortune Brands Hourly Employee Retirement Savings Plan who have invested in the Fortune Brands Stock Fund. We ask each plan participant to sign, date and return the enclosed proxy card, or provide voting instructions by telephone or through the Internet. The proxy card will serve as a voting instruction card when we forward it to the trustee.

                                          /s/ Mark A. Roche

                                          Mark A. Roche
                                          Senior Vice President, General Counsel
                                            and Secretary

This Proxy Statement and accompanying proxy are being distributed on or about March 11, 2002.

                               VOTING AND PROXIES

  What is the purpose of the Annual Meeting?

     At our Annual Meeting, stockholders will act upon the matters outlined on the prior page and described in this Proxy Statement, including the election of directors, election of our independent accountants, re-approval of the Fortune Brands, Inc. Annual Executive Incentive Compensation Plan and, if presented, consideration of a stockholder proposal entitled "Shareholder Vote on Poison Pills". In addition, management will respond to questions from stockholders.

  Who is entitled to vote?

     Only holders of record at the close of business on March 1, 2002 of common stock and of $2.67 Convertible Preferred stock are entitled to vote. Each holder of common stock is entitled to one vote per share. Each holder of $2.67 Convertible Preferred stock is entitled to three-tenths of one vote per share. There were 149,601,999 shares of common stock and 277,489 shares of $2.67 Convertible Preferred stock outstanding on March 1, 2002.

  How do I vote?

     If you are record holder, meaning that your shares are held in your own name, you can vote by filling out the accompanying proxy and returning it in the postage paid return envelope that we have enclosed for you. Also, you can vote by telephone or the Internet. Voting information is provided on the enclosed form of proxy. The Control Number, located in the upper right hand corner of the signature side of the proxy, is designed to verify your identity, allow you to vote your shares, and confirm that your vote has been properly recorded.

     If you own your shares in "street name", meaning that your shares are held in the name of a bank or broker, you must vote by giving instructions to your broker or nominee. You should follow the voting instructions on the form that you receive from them. The availability of telephone and Internet voting will depend on the bank's or broker's voting process. Your broker or nominee may not be permitted to exercise voting discretion as to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval.

  How will my proxy be voted?

     Your proxy, when properly signed and returned to us, or processed by telephone or via the Internet, and not revoked, will be voted in accordance with your instructions relating to the election of directors and on Items 2, 3 and 4. We are not aware of any other matter that may be properly presented other than the election of directors and Items 2, 3 and 4. If any other matter is properly presented, the persons named in the enclosed form of proxy will have discretion to vote in their best judgment.

  What if I don't mark the boxes on my proxy?

     Unless you give other instructions on your form of proxy or when you cast your proxy by telephone or the Internet, the persons named as proxies will vote in accordance with the recommendations of the Board of Directors. The Board's recommendation is set forth together with the description of each Item in this Proxy Statement. In summary, the Board recommends a vote FOR:

         --  the election of directors;

         -- the election of PricewaterhouseCoopers LLP as our independent accountants for 2002; and

         -- the re-approval of the Fortune Brands, Inc. Annual Executive Incentive Compensation Plan; and

        AGAINST:

         --  the stockholder proposal entitled "Shareholder Vote on Poison
             Pills".

  Can I go to the Annual Meeting if I vote by proxy?

     Yes. Attending the meeting does not revoke the proxy. However, you may revoke your proxy at any time before it is actually voted by giving written notice to the secretary of the meeting or by delivering a later dated proxy.

  Will my vote be public?

     No. As a matter of policy, stockholder proxies, ballots and tabulations that identify individual stockholders are kept secret and are only available to the independent Inspectors of Election and certain of our employees who must acknowledge their responsibility to keep your votes secret.

  What constitutes a quorum?

     The presence at the meeting, in person or by proxy, of the holders of a majority in voting power of the outstanding shares of common stock and $2.67 Convertible Preferred stock entitled to vote will constitute a quorum, permitting the meeting to conduct its business. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

  How many votes are needed to approve an Item?

     The affirmative vote of shares representing a majority in voting power of the shares of common stock and $2.67 Convertible Preferred stock, voted together as one class, present in person or represented by proxy and entitled to vote at the meeting, is necessary for approval of Items 2, 3 and 4. Proxies marked as abstentions on these matters will not be voted and will have the effect of a negative vote. The election of directors will be by a plurality of the votes cast. A proxy marked to withhold authority for the election of one or more directors will not be voted with respect to the director or directors indicated.

  What if I am a participant in the Fortune Brands Retirement Savings Plan or the Fortune Brands Hourly Employee Retirement Savings Plan?

     We are also mailing this Proxy Statement and a voting instruction card to participants in the Fortune Brands Retirement Savings Plan and the Fortune Brands Hourly Employee Retirement Savings Plan who invest in the Fortune Brands Stock Fund under the plans. The trustee of the plans, as record holder of shares of our common stock held in the plans, will vote whole shares attributable to your interest in the Fortune Brands Stock Fund in accordance with your directions given on the proxy card, by telephone or the Internet. If you invest in the Fortune Brands Stock Fund under the plans and you sign and return the enclosed proxy card, we will forward it to the trustee of the plans. The proxy card will serve as instructions to the trustee to vote the whole shares attributable to your interest in the manner you indicate on the card.

ITEM 1

                             ELECTION OF DIRECTORS

     The Board of Directors currently consists of 10 members and is divided into three classes, having three-year terms that expire in successive years. The term of office of directors in Class I expires at the 2002 Annual Meeting. The Board of Directors proposes that the two nominees described below, each of whom are currently serving as Class I directors, be re-elected to Class I for a new term of three years and until their successors are duly elected and qualified. Because of the resignation of Charles H. Pistor, Jr., which will be effective immediately prior to the Annual Meeting on April 30, 2002, and the Board's determination to reduce the number of directors to nine upon Mr. Pistor's resignation, only two nominees have been proposed for election. Proxies cannot be voted for more than the number of nominees proposed for re-election. All nominees and all current Class II and Class III directors were elected by the stockholders, except that David M. Thomas was elected by the Board as a Class II director effective July 25, 2000.

     Each of the nominees has consented to serve a three-year term. If any of them should become unavailable to serve as a director (which is not now expected), the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board.

     The names of the nominees and Class II and Class III directors, along with their present positions and offices with the Company, their principal occupations during the past five years, directorships held with other corporations, their ages and the year first elected as a director, are set forth below.

                                        PRESENT POSITIONS AND OFFICES
                                         WITH THE COMPANY, PRINCIPAL                            YEAR FIRST
                                   OCCUPATIONS DURING THE PAST FIVE YEARS                        ELECTED
          NAME                             AND OTHER DIRECTORSHIPS                     AGE       DIRECTOR
          ----                     --------------------------------------              ---      ----------
                         NOMINEES FOR DIRECTORS -- CLASS I -- TERM EXPIRING 2005

      [HAYS PHOTO]          Retired since December, 1999; Chairman of the Board        66          1981
     Thomas C. Hays         and Chief Executive Officer of Fortune Brands, Inc.
                            prior thereto. Also a director of Gallaher Group Plc.

[GORDON R. LOHMAN PHOTO]    Retired since 1999; Chairman and Chief Executive           67          1990
    Gordon R. Lohman        Officer of AMSTED Industries Incorporated (products
                            for the railroad, construction and building markets)
                            from 1997 to 1999; President and Chief Executive
                            Officer of AMSTED Industries Incorporated prior
                            thereto. Also a director of Ameren Corporation.

                                 CLASS II DIRECTORS -- TERM EXPIRING 2003

   [PATRICIA O. EWERS       Retired since July, 2000; President of Pace                66          1991
         PHOTO]             University prior thereto.
   Patricia O. Ewers

                                        PRESENT POSITIONS AND OFFICES
                                         WITH THE COMPANY, PRINCIPAL                            YEAR FIRST
                                   OCCUPATIONS DURING THE PAST FIVE YEARS                        ELECTED
          NAME                             AND OTHER DIRECTORSHIPS                     AGE       DIRECTOR
          ----                     --------------------------------------              ---      ----------

 [JOHNSTONE, JR. PHOTO]     Retired since 1996; Chairman and Chief Executive           69          1989
 John W. Johnstone, Jr.     Officer of Olin Corporation (chemical, metal and
                            defense-related products) prior thereto. Also a
                            director of Phoenix Home Life Insurance Company, Arch
                            Chemicals, Inc. and McDermott International Inc.

     [RENNA PHOTO]          Retired since January, 2002; Senior Vice President of      57          1998
    Eugene A. Renna         Exxon Mobil Corporation (oil and petroleum products)
                            from December, 1999 to January, 2002; President and
                            Chief Operating Officer of Mobil Corporation from
                            1998 to 1999; Executive Vice President of Mobil
                            Corporation prior thereto.

     [THOMAS PHOTO]         Chairman of the Board and Chief Executive Officer of       52          2000
    David M. Thomas         IMS Health Incorporated (pharmaceutical and
                            healthcare information solution provider) since 2000;
                            Senior Vice President and Group Executive of the
                            Personal Systems Group of International Business
                            Machines Corporation from 1998 to 2000; General
                            Manager--Global Industries for IBM prior thereto. Mr.
                            Thomas is also a director of The Trizetto Group, Inc.

                                 CLASS III DIRECTORS--TERM EXPIRING 2004

    [TATLOCK PHOTO]         Chairman and Chief Executive Officer of Fiduciary          62          1996
    Anne M. Tatlock         Trust Company International (global investment
                            management services) since 2000; President and Chief
                            Executive Officer of Fiduciary Trust Company
                            International from 1999 to 2000; President of
                            Fiduciary Trust Company International prior thereto.
                            Also a director of American General Corporation,
                            Franklin Resources, Inc. and Merck & Co., Inc.

     [WESLEY PHOTO]         Chairman of the Board and Chief Executive Officer of       52          1999
    Norman H. Wesley        Fortune Brands, Inc. since December, 1999; President
                            and Chief Operating Officer of Fortune Brands, Inc.
                            during 1999; Chairman of the Board and Chief
                            Executive Officer of Fortune Brands Home & Office,
                            Inc. (home and office products) prior thereto. Also a
                            director of R.R. Donnelley & Sons Company and Pactiv
                            Corporation.

     [WILSON PHOTO]         Chairman of Gallaher Group Plc since January, 2000;        60          1994
    Peter M. Wilson         Chairman and Chief Executive of Gallaher Group Plc
                            from 1997 to 1999; Chairman and Chief Executive from
                            1994 to 1999 of Gallaher Limited (tobacco products),
                            a subsidiary of Fortune Brands, Inc. until 1997. Also
                            a director of Powergen plc.

     Last year there were six meetings of the Board of Directors. Each director attended at least 75% of the total of the meetings of the Board of Directors and meetings of committees of the Board of Directors of which the director was a member. In addition to participation at Board and committee meetings, our directors discharge their responsibilities throughout the year through personal meetings and other communications, including considerable telephone contact, with the Chairman and others regarding matters of interest and concern to the Company.

     For information on the beneficial ownership of securities of the Company by directors and executive officers, see "Certain Information Regarding Security Holdings" on pages 26 and 27.

COMMITTEES

     The Board of Directors has established an Executive Committee, an Audit Committee, a Compensation and Stock Option Committee and a Nominating and Corporate Governance Committee.

EXECUTIVE COMMITTEE
--------------------------------------------------------------------------------

Members Messrs. Hays, Johnstone, Lohman and Wesley and Mrs. Tatlock

Number of Meetings Last Year       Three

Primary Functions                  Has all the power of the full Board except
                                   for specific powers which by law must be exercised by the full Board.

AUDIT COMMITTEE
--------------------------------------------------------------------------------

Members                            Messrs. Pistor, Thomas and Wilson and Mrs.
                                   Tatlock

Number of Meetings Last Year       Four

Primary Functions              1.  Recommends annually a firm of independent
                                   accountants to audit our financial statements and the scope of the firm's audit;

                               2. Reviews reports and recommendations of our independent accountants;

                               3. Reviews the scope of all internal audits and related reports and recommendations;

                               4. Reviews non-audit services provided by our independent accountants;

                               5.  Monitors integrity of financial statements;

                               6. Monitors compliance with financial reporting requirements; and

                               7. Monitors the independence and performance of our internal and external auditors.

COMPENSATION AND STOCK OPTION COMMITTEE
--------------------------------------------------------------------------------

Members                            Dr. Ewers and Messrs. Johnstone, Lohman and
                                   Renna

Number of Meetings Last Year       Five

Primary Functions              1.  Administers our Stock Option Plan and
                                   Long-Term Incentive Plans;

                               2. Designates key employees who may be granted stock options, performance awards and other stock-based awards;

                               3. Designates the number of shares that may be granted to a key employee, within specified limits;

                               4. Sets compensation for our officers who hold the office of Vice President or a more senior office and recommends compensation levels for the Chief Executive Officers of our operating subsidiaries; and

                               5. Determines the incentive compensation award for those senior officers under the Annual Executive Incentive Compensation Plan.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
--------------------------------------------------------------------------------

Members                            Messrs. Johnstone, Lohman, Pistor and Renna

Number of Meetings Last Year       Four

Primary Functions              1.  Recommends nominees for election as members
                                   of the Board of Directors;

                               2. Recommends directors for membership on the Audit Committee, Compensation and Stock Option Committee and Nominating and Corporate Governance Committee, including their Chairmen;

                               3. Recommends directors and executive officers for membership on other committees established by the Board of Directors;

                               4. Recommends compensation arrangements for nonmanagement directors;

                               5. Recommends policies and practices designed to foster an effective corporate governance environment within the Company; and

                               6. Administers our Non-Employee Director Stock Option Plan and the Stock Plan for Non-employee Directors.

     Stockholders wishing to recommend persons for consideration by the Nominating and Corporate Governance Committee as nominees for election to the Board of Directors can do so by writing to the Secretary of Fortune Brands, Inc. at 300 Tower Parkway, Lincolnshire, Illinois 60069, giving each proposed nominee's name, biographical data and qualifications. The recommendation should also include a written statement from the proposed nominee consenting to be named as a nominee and, if nominated and elected, to serve as a director. The Company's Restated Certificate of Incorporation also contains a procedure for direct nomination of directors by stockholders (see page 27).

DIRECTOR COMPENSATION

     Cash Compensation. Each director who is not an officer or employee of Fortune Brands, Inc. or one of our subsidiaries is paid an annual fee of $35,000 for services as a director and an additional $15,000 for committee service for an aggregate cash fee of $50,000. Messrs. Hays, Johnstone, Lohman and Mrs. Tatlock receive an additional $15,000 for service on the Executive Committee. The Company has an agreement with Mr. Lohman to defer payment of the fees to which he is entitled as a director, including any fees for committee service. Interest on the deferred amounts is accrued quarterly based on the average quarterly treasury bill rate.

     Insurance. Directors traveling on Company business are covered by our business travel accident insurance policy which covers our employees generally. We also pay the cost of group life insurance coverage for non-employee directors. The annual cost of group life insurance for each of our current non-employee directors for 2001 was less than $4,100.

     2002 Non-Employee Director Stock Option Plan. Each director who is not an officer or employee of Fortune Brands, Inc. or one of our subsidiaries and was first elected to the Board of Directors after April 30, 1997 is eligible to receive an annual grant of a nonqualified stock option to purchase 2,500 shares of our common stock under the 2002 Non-Employee Director Stock Option Plan, which has been approved by stockholders. Under the terms of the 2002 Non-Employee Director Stock Option Plan:

      (i)  the option price per share is the market value at the time of grant;

     (ii) the option does not become exercisable until the holder has been a director for at least one year after the date of grant (except in the case of death or a change in control of Fortune Brands, Inc.) and may generally be exercised for 10 years from the date of grant;

    (iii) if the holder ceases to be a director by reason of death, disability or retirement after five or more years of service, the option will continue to be exercisable until the expiration date set forth in the option agreement, provided that an option may be exercised within one year from the date of death even though beyond such expiration date; and

     (iv) if the holder ceases to be a director for any other reason, the option shall terminate and cease to be exercisable 30 days after cessation of service, except in the event of a change in control of Fortune Brands, Inc.

     The 2002 Non-Employee Director Stock Option Plan provides that each option has a limited right that, in the event of a change in control of Fortune Brands, Inc., is exercised automatically unless the Nominating and Corporate Governance Committee, which administers the Plan, determines that the limited right is exercisable at some other time. This limited right entitles the holder of the option to receive cash equal to the number of shares subject to the option multiplied by the difference between the exercise price per share and the greater of:

    (i) the highest price per share paid for shares of our common stock acquired in the change in control; and

    (ii) the highest market value of shares of our common stock during the 60-day period beginning on the date of the change in control.

     The option will be canceled to the extent of the exercise of the limited right.

     Retirement Benefit for Directors Elected Prior to April 30, 1997. Each director who was elected to the Board of Directors prior to April 30, 1997, and is not an officer or employee of Fortune Brands, Inc. or one of our subsidiaries, and who voluntarily retires or decides not to stand for reelection as a director will receive an annual retirement benefit equal to the annual director's fee in effect at the time of retirement. This amount will be paid for the number of years equal to the years of service as a director. This amount does not include fees for committee service or for service on boards of directors of subsidiaries. The retirement benefit is payable beginning in the year in which such director retires or attains age 65, whichever occurs later. In the event of the director's death after retirement, the benefit continues to be paid to the director's beneficiary until payments have been made for as many years as the director served on the Board. The benefit will be paid to the director's beneficiary if the director dies prior to retirement and has completed at least three years of service.

     The Non-Employee Director Stock Option Plan (the predecessor to the 2002 Non-Employee Director Stock Option Plan) was adopted as a substitute for this retirement program. Directors elected prior to April 30, 1997 had the option to continue to receive years of credit for this retirement benefit or to receive an annual option grant under the Non-Employee Director Stock Option Plan. Directors who elected to receive an annual option grant under the Non-Employee Director Stock Option Plan stopped receiving additional years of credit for the retirement benefit.

     Stock Plan for Non-employee Directors. Each non-employee director receives 550 shares of our common stock each year under the Stock Plan for Non-employee Directors. The Company has an agreement with Mr. Lohman to defer payment of these shares. While receipt of the shares is deferred, dividends are also deferred and accrue interest quarterly from the dates such dividends would have been paid at a rate equal to the average quarterly treasury bill rate.

     Matching Gifts. Directors who are not officers or employees of the Company are covered under our matching gift program. Under this program, the Company makes a 100% match of gifts totaling up to $5,000 annually by the director to an eligible charitable institution.

     Charitable Award Program. Each director who is not an officer or employee of the Company is covered under our charitable award program for non-employee directors. Under the program, we will make future contributions of up to $500,000 for each such director to charitable, educational or other qualified organizations designated by the director. The contribution would be made after the death of the director. Our obligation is funded by Company-owned life insurance policies. Mr. Wilson does not participate in this program.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Each director and executive officer of the Company who is subject to
Section 16 of the Securities Exchange Act of 1934 ("Exchange Act") is required to file with the Securities and Exchange Commission ("SEC") reports regarding their ownership and changes in ownership of our equity securities. Reports received by the Company indicate that all these directors and executive officers have filed all requisite reports with the SEC on a timely basis during or for 2001.

                             EXECUTIVE COMPENSATION

     The following table summarizes all compensation earned by the five most highly compensated executive officers during each of our past three fiscal years:

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG-TERM
                                                ANNUAL COMPENSATION                COMPENSATION
                                       -------------------------------------   --------------------
                                                                                 AWARDS     PAYOUTS
                                                                               ----------   -------
                                                                               SECURITIES
                                                                OTHER ANNUAL   UNDERLYING    LTIP      ALL OTHER
           NAME AND                                             COMPENSATION    OPTIONS/    PAYOUT    COMPENSATION
      PRINCIPAL POSITION        YEAR   SALARY ($)   BONUS ($)      ($)(1)       SARS(#)     ($)(2)       ($)(3)
      ------------------        ----   ----------   ---------   ------------   ----------   -------   ------------
NORMAN H. WESLEY..............  2001    900,000       722,200      338,871      190,000     721,911      160,847
  Chairman of the Board         2000    800,000     1,020,000      353,110      200,000     488,278      218,178
  and Chief Executive Officer   1999    625,000       500,000       47,720      150,000     408,230      126,402
CRAIG P. OMTVEDT..............  2001    475,000       275,000      126,588       95,000     510,399       89,438
  Senior Vice President         2000    450,000       337,500      106,443      100,000     301,119       73,192
  and Chief Financial Officer   1999    375,000       250,000       70,932       75,000     103,975       58,665
MARK A. ROCHE.................  2001    390,000       184,100      107,270       60,000     308,068       88,616
  Senior Vice President,        2000    372,500       279,375      106,884       50,000     170,376       49,355
  General Counsel and           1999    360,000       210,000       60,207       37,500     103,975       29,159
  Secretary
THOMAS J. FLOCCO..............  2001    370,000       250,000       10,418       75,000     306,578       53,082
  Senior Vice President--       2000    350,000       337,500            0      116,700     132,063       30,745
  Strategy and Corporate
  Development
MARK HAUSBERG.................  2001    285,000       134,500       44,654       30,000     128,767       43,301
  Senior Vice President--       2000    275,000       206,250       65,864       36,700      71,311       37,258
  Finance and Treasurer         1999    245,100       135,000       23,140       27,500      72,323       20,614

---------------
(1) We make contributions to trusts to fund supplemental retirement and profit-sharing benefits for certain executives. The executive is taxed on these contributions when they are made, as well as the trust fund earnings, and we provide the executive with an additional amount to pay his taxes. These supplemental retirement and profit-sharing benefits are not taxable to the executive when he receives them after retirement; therefore, we contribute only the amount required to pay the after-tax value of the benefit. These arrangements have been approved by stockholders.

     The amount we list above in the "Other Annual Compensation" column includes the amounts paid to the executive for reimbursement of taxes as follows:

                                            2001       2000      1999
                                          --------   --------   -------
Norman H. Wesley........................  $324,805   $335,113   $27,733
Craig P. Omtvedt........................   102,832     94,617    61,797
Mark A. Roche...........................    93,829     95,058    47,075
Mark Hausberg...........................    39,027     57,637    14,005

     Also included in the Other Annual Compensation column for 2001 are the following dividends paid on performance awards under the Company's Long-Term Incentive Plans: $14,066 for Mr. Wesley; $23,756 for Mr. Omtvedt; $13,441 for Mr. Roche; $10,418 for Mr. Flocco; and $5,627 for Mr. Hausberg.

(2) The amount we list in the "LTIP Payout" column is the value of performance awards for the performance period that ended in the year reported. For example, the amount for 2001 includes the performance award paid in January, 2002 based upon targets achieved for the

     1999-2001 period. The performance awards are generally paid in shares of the Company's common stock, although executive officers who meet certain internal share ownership guidelines are eligible to receive the awards in cash. For 2001, amounts were paid in cash to Messrs. Omtvedt and Roche, and in shares to Messrs. Wesley, Hausberg and Flocco.

(3) The amount we list in the "All Other Compensation" column includes Company contributions to the tax qualified defined contribution plan of the Company, supplemental profit-sharing amounts under the Company's Supplemental Plan, and the value of premiums paid by the company under split-dollar life insurance and other life insurance programs. We describe these benefits below.

     Defined Contribution Plan Contributions. Company contributions for 2001 to the Company's tax qualified defined contribution plan were $16,059 for each of Messrs. Wesley, Omtvedt, Roche, Flocco and Hausberg.

     Supplemental Plan. The Supplemental Plan contributes amounts to trusts for the benefit of certain executive officers. The amounts of these contributions are equal to the amounts that would have been contributed under the Company's tax qualified defined contribution plan if it were not for certain Internal Revenue Code limitations. Supplemental profit-sharing amounts credited under the Company's Supplemental Plan for 2001 were:
     $133,928 for Mr. Wesley; $49,171 for Mr. Omtvedt; $38,217 for Mr. Roche; $35,395 for Mr. Flocco; and $24,585 for Mr. Hausberg.

     In order to fund the Company's obligations to provide supplemental profit-sharing benefits under the Company's Supplemental Plan, the Company made contributions under trust funding arrangements approved by stockholders. The following contributions to the trusts are not listed in the "All Other Compensation" column for 2001, because they were made to fund supplemental profit-sharing liabilities that are already disclosed in the "All Other Compensation" column: $45,357 for Mr. Wesley; $21,274 for Mr. Omtvedt; $16,557 for Mr. Roche; and $9,633 for Mr. Hausberg.

     The Company made additional contributions in 2001 to the trusts to fund its obligations for supplemental retirement benefits under the Company's Supplemental Plan to Messrs. Wesley, Omtvedt, Roche, Flocco and Hausberg. These contributions to the trusts are also not listed in the "All Other Compensation" column for 2001 because they were made to fund the supplemental retirement benefits already disclosed in the Pension Plan table.

     Split-Dollar Life Insurance Program. The Company provides a split-dollar life insurance program for certain executive officers, including Messrs. Wesley, Omtvedt, Roche and Hausberg. All insurance proceeds from the split-dollar life insurance program that exceed the executive's death benefit are payable to the Company, and the program is designed for the Company to recover at least its aggregate premium cost. The Company elected to prepay its share of the full premiums for the policies covering the executives identified above in two annual installments when the executives first became covered under the program. Mr. Wesley became covered under the program in 1999 and Messrs. Omtvedt, Roche and Hausberg became covered in 1997. Additional split-dollar life insurance was obtained in 1998 and 2000 for Mr. Omtvedt and in 2001 for Mr. Roche in order to provide for increased death benefits attributable to salary increases.

     The Company's share of the premiums for the increased insurance obtained for Mr. Omtvedt in 1998 was paid in two annual installments in 1998 and 1999. The Company's share of the premiums for the insurance obtained for Mr. Wesley in 1999 was paid in two annual installments in 1999 and 2000. The Company's share of the premiums for the increased insurance obtained for Mr. Omtvedt in 2000 was paid in two annual installments, in 2000 and 2001. The Company's share of the premiums for the insurance obtained for Mr. Roche in 2001 is being paid in two installments, in 2001 and 2002.

     The amounts set forth in the "All Other Compensation" column for 1999 and 2000 for Messrs. Wesley and Omtvedt and for 2001 for Messrs. Omtvedt and Roche include the dollar value of insurance premiums paid by the Company in those years for split-dollar insurance, as reduced by the projected refund to the Company on the maturity of the policy calculated on an actuarial basis. For 2001, $19,490 was included for Mr. Omtvedt and $31,546 for Mr. Roche.

     Additional Life Insurance Program. The Company provides an additional life insurance program for certain executive officers, including Messrs. Wesley, Omtvedt, Roche, Flocco and Hausberg. The amounts set forth in the "All Other Compensation" column for 2001 for Messrs. Wesley, Omtvedt, Roche, Flocco and Hausberg include the dollar value of insurance premiums paid by the Company in 2001. These amounts are: $10,860 for Mr. Wesley; $4,718 for Mr. Omtvedt; $2,794 for Mr. Roche; $1,628 for Mr. Flocco; and $2,657 for Mr. Hausberg.

     The following table provides information on grants of stock options made in 2001:

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                      INDIVIDUAL GRANTS
                           ---------------------------------------
                                                  PERCENT OF TOTAL
                           NUMBER OF SECURITIES     OPTIONS/SARS
                                UNDERLYING           GRANTED TO                                       GRANT DATE
                               OPTIONS/SARS         EMPLOYEES IN     EXERCISE OR BASE   EXPIRATION   PRESENT VALUE
NAME                          GRANTED (#)(1)        FISCAL YEAR        PRICE ($/SH)      DATE(2)        ($)(3)
----                       --------------------   ----------------   ----------------   ----------   -------------
NORMAN H. WESLEY.........        190,000                6.7               32.05          9/24/11       1,689,100
CRAIG P. OMTVEDT.........         95,000                3.3               32.05          9/24/11         844,550
MARK A. ROCHE............         60,000                2.1               32.05          9/24/11         533,400
THOMAS J. FLOCCO.........         75,000                2.6               32.05          9/24/11         666,750
MARK HAUSBERG............         30,000                1.1               32.05          9/24/11         266,700

---------------
(1) All options are for shares of common stock of the Company. No stock appreciation rights ("SARs") were granted during 2001. Options are generally not exercisable until the expiration of one year from the date of grant. The options granted during 2001 become exercisable in three equal annual installments beginning one year after the date of grant.

(2) The 1999 Long-Term Incentive Plan further provides that each option shall have a limited right ("Limited Right") which generally is exercised automatically on the date of change in control of the Company. The Limited Right generally entitles the holder of the option to receive cash equal to the number of shares subject to the option multiplied by the difference between the exercise price per share and (i) the fair market value of such shares at the date of exercise of the Limited Right if the option is an incentive stock option and (ii) if the option is a nonqualified stock option, the greater of (a) the highest price per share paid for the shares of common stock of the Company acquired in the change in control and (b) the highest market value of shares of common stock during a specified period prior to the time of exercise. The option is canceled to the extent of the exercise of the Limited Right.

(3) Grant Date Present Value is determined using the Black-Scholes option pricing model based on the following assumptions:

        (a) an expected option term of four and one-half years which reflects a reduction of the actual ten-year term of an option based on historical data regarding the average length of time an optionee holds the option before exercising;
        (b) a risk-free weighted-average rate of return of 3.97%, the rate of a five-year U.S. Treasury Zero Coupon Bond corresponding to the expected option term;
        (c) stock price volatility of 36.4% based on weekly closing stock market quotations for the period June 1998 to October 2001; and
        (d) a yield of 3.0% based on the annual dividend rate of $0.96 per share at the date of grant.

     The Grant Date Present Values in the table are only theoretical values and may not accurately determine present value. The actual value, if any, to be realized by an optionee will depend on the excess of the market value of the common stock over the exercise price on the date the option is exercised.

     The following table provides information concerning exercise of stock options made during 2001 by each of the following most highly compensated executive officers:

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                      FISCAL YEAR-END OPTION/SAR VALUES(1)

                                                             NUMBER OF
                                                            SECURITIES           VALUE OF
                                                            UNDERLYING          UNEXERCISED
                                                            UNEXERCISED        IN-THE-MONEY
                                                           OPTIONS/SARS        OPTIONS/SARS
                             SHARES                        AT FY-END (#)       AT FY-END ($)
                           ACQUIRED ON        VALUE        EXERCISABLE/        EXERCISABLE/
NAME                     EXERCISE (#)(1)   REALIZED ($)    UNEXERCISABLE       UNEXERCISABLE
----                     ---------------   ------------   ---------------   -------------------
NORMAN H. WESLEY.......      145,606        2,290,465     374,010/373,332   3,074,515 /3,714,715
CRAIG P. OMTVEDT.......       10,295          106,400     161,968/186,665   1,239,843 /1,857,347
MARK A. ROCHE..........       28,550          304,274     144,978/105,832   1,235,591 /1,022,921
THOMAS J. FLOCCO.......            0                0      38,901/152,799     615,663 /1,796,778
MARK HAUSBERG..........            0                0     110,286/ 63,632   1,113,214 /  644,911

---------------
(1) No SARs were exercised during 2001 and no SARs were outstanding as of February 4, 2002.

     The following table provides information concerning long-term compensation awards made during 2001 to the following most highly compensated executive officers:

              LONG-TERM INCENTIVE PLAN--AWARDS IN LAST FISCAL YEAR
                          PERFORMANCE PERIOD 2002-2004

                                               PERFORMANCE
                                 NUMBER OF       OR OTHER          ESTIMATED FUTURE PAYOUTS UNDER
                               SHARES, UNITS   PERIOD UNTIL         NON-STOCK PRICE-BASED PLANS
                                 OR OTHER       MATURATION    ----------------------------------------
NAME                           RIGHTS (#)(1)    OR PAYOUT     THRESHOLD (#)   TARGET (#)   MAXIMUM (#)
----                           -------------   ------------   -------------   ----------   -----------
NORMAN H. WESLEY.............     40,000       3 yrs.......       20,000        40,000        60,000
CRAIG P. OMTVEDT.............     16,500       3 yrs.......        8,250        16,500        24,750
MARK A. ROCHE................     10,500       3 yrs.......        5,250        10,500        15,750
THOMAS J. FLOCCO.............     13,000       3 yrs.......        6,500        13,000        19,500
MARK HAUSBERG................      4,500       3 yrs.......        2,250         4,500         6,750

---------------
(1) Performance share awards were granted for the January 1, 2002-December 31, 2004 performance period. These figures represent the number of shares that will be awarded upon attainment of the average consolidated return on equity and cumulative increase in diluted earnings per share targets for the performance period 2002-2004.

     The number of shares of common stock to be delivered for the performance period 2002-2004 is based on the level of achievement of specified operating goals of the Company and its consolidated subsidiaries during the performance period. The target number of shares will be earned if 100% of the targeted average consolidated return on equity and cumulative diluted earnings per share are achieved and an additional amount of shares will be paid if the targeted goals are exceeded, but the maximum number of shares paid will not exceed 150% of the target amount. The threshold amount will be earned at the achievement of approximately 90% of the targeted average consolidated return on equity and cumulative diluted earnings per share. In addition, cash dividend equivalents will be paid, but only to the extent that the performance goals are achieved.

RETIREMENT PLANS

     The following table sets forth the highest estimated annual retirement benefits payable to persons in the specified compensation and years of service classifications upon retirement at normal retirement date, assuming election of an annuity for the life of the employee only, under the plans of the Company under which executive officers of the Company would be entitled to benefits:

                               PENSION PLAN TABLE

                              ESTIMATED ANNUAL RETIREMENT BENEFITS
                          FOR REPRESENTATIVE YEARS OF CREDITED SERVICE
               -------------------------------------------------------------------
REMUNERATION      10         15         20         25          30           35
------------   --------   --------   --------   --------   ----------   ----------
 $  500,000    $ 75,000   $112,500   $150,000   $187,500   $  225,000   $  262,500
    600,000      90,000    135,000    180,000    225,000      270,000      315,000
    700,000     105,000    157,500    210,000    262,500      315,000      367,500
    800,000     120,000    180,000    240,000    300,000      360,000      420,000
    900,000     135,000    202,500    270,000    337,500      405,000      472,500
  1,000,000     150,000    225,000    300,000    375,000      450,000      525,000
  1,100,000     165,000    247,500    330,000    412,500      495,000      577,500
  1,200,000     180,000    270,000    360,000    450,000      540,000      630,000
  1,300,000     195,000    292,500    390,000    487,500      585,000      682,500
  1,400,000     210,000    315,000    420,000    525,000      630,000      735,000
  1,600,000     240,000    360,000    480,000    600,000      720,000      840,000
  1,800,000     270,000    405,000    540,000    675,000      810,000      945,000
  2,000,000     300,000    450,000    600,000    750,000      900,000    1,050,000
  2,200,000     330,000    495,000    660,000    825,000      990,000    1,155,000
  2,400,000     360,000    540,000    720,000    900,000    1,080,000    1,260,000

     The estimated retirement benefits in the preceding table include any offset for Social Security benefits. The compensation covered by the plans that provide retirement benefits to executive officers generally includes the categories of "Salary" and "Bonus" from the Summary Compensation Table shown above on page 10, averaged over the five highest consecutive years. The years of service of Messrs. Wesley, Omtvedt, Roche, Flocco and Hausberg are 17, 12, 20, 2 and 8, respectively. Mr. Roche, who joined our employ in 1988, had a special retirement arrangement which credited him with service since 1981 in order to recognize that he devoted full time to our legal affairs from 1981 through 1988 while with an outside law firm.

     Supplemental Plan. Messrs. Wesley, Omtvedt, Roche and Hausberg are accruing benefits after 1995 under the Supplemental Plan rather than the Company's tax qualified Retirement Plan. The Supplemental Plan provides that certain senior officers of Fortune Brands, Inc. will receive an annual benefit equal to 52 1/2% of average compensation during the five highest-paid consecutive years of employment if designated by the Compensation and Stock Option Committee to receive this benefit. Messrs. Wesley, Omtvedt, Roche and Hausberg are entitled to this retirement benefit. This 52 1/2% benefit is reduced by 1 1/2% of such average compensation for each year that the officer retires prior to age 65 unless he has completed 35 years of service. The benefit is also reduced by benefits under the Fortune Brands, Inc. Retirement Plan and the retirement plans of our subsidiaries and any prior employer.

     The Supplemental Plan also pays the difference between the benefits payable under our tax qualified Retirement Plan and the amount that would be payable under our tax qualified Retirement

Plan formula in excess of the Internal Revenue Code limit on the amount of annual benefits that may be paid from a tax qualified Retirement Plan. The current Internal Revenue Code limit is the lesser of $160,000 or the employee's average annual compensation during the three highest-paid consecutive years of employment. The Internal Revenue Code also provides that benefits under tax qualified plans cannot be based on compensation in excess of a certain limit, currently $200,000. The Supplemental Plan provides the difference between the amount paid under our tax qualified plans and the amount that would have been paid if the $200,000 limit on compensation were not included therein. In calculating benefits, no credit is given for service in excess of 35 years.

     Agreement with Mr. Wesley. Mr. Wesley has an agreement that his average annual compensation under the Supplemental Plan will be determined using his three highest-paid consecutive calendar years of employment rather than five. If Mr. Wesley becomes disabled or dies prior to normal retirement age of 65, his employment is terminated for reasons other than cause, or Mr. Wesley terminates his employment for good reason (as defined in the agreement), Mr. Wesley's compensation at the date of his retirement will be deemed to have continued until his normal retirement age for purposes of calculating this retirement benefit.

     Change in Control Agreements. We have agreements with Messrs. Wesley, Omtvedt, Roche, Flocco and Hausberg to provide each of them with benefits if they are terminated following a change in control of Fortune Brands, Inc. Each agreement states that if, subsequent to a change in control, (1) Fortune Brands, Inc. terminates the officer's employment for a reason other than disability or cause, or (2) the officer decides to terminate his employment for good reason (as defined in the agreement), the officer will receive:

        (i) three years of base salary, three times the amounts for one year of his incentive compensation award and defined contribution plan allocation (and the supplemental profit-sharing allocation under the Supplemental Plan);

       (ii) three additional years of service and earnings credit under our retirement plans and agreements; and

      (iii) three additional years of coverage under our life, health, accident, disability and other employee plans.

     If the special excise tax under Section 280G of the Internal Revenue Code applies, the agreements provide that we will restore amounts lost by the executive officer. The Company has established "rabbi" trusts with a bank for the purpose of paying such amounts. The executive officer would also be entitled to retain his split-dollar life insurance policy in order to provide his death benefit, but any insurance proceeds after death in excess of the death benefit will be returned to the Company. Any amounts payable under these change in control agreements are reduced by amounts payable under the severance agreements referred to below.

     Severance Agreements. We have agreements with Messrs. Wesley, Omtvedt, Roche, Flocco and Hausberg to provide each of them with severance benefits without regard to a change in control if Fortune Brands, Inc. terminates their employment for reasons other than disability or cause or if they terminate their employment for "good reason" (as defined in the agreement). The severance agreements provide the same benefits as those described above for a termination of employment following a change in control except that the multiplier is three in the case of Mr. Wesley and two in the case of Messrs. Omtvedt, Roche, Flocco and Hausberg.

REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE ON EXECUTIVE COMPENSATION

     The Company's executive compensation program assists the Company in attracting, motivating and retaining the executive resources that it needs in order to maximize its return to stockholders.

     Toward that end, the program provides:

        (i) competitive levels of salary and total compensation;

       (ii) annual incentive compensation that varies with the annual financial performance of the Company and its various operating companies established for each executive; and

      (iii) long-term incentive compensation to reward long-term financial performance.

     The Company provides levels of total compensation for executive officers that are competitive with compensation for executives with comparable responsibilities in corporations of similar size. The Company derives the competitive information from a variety of sources, including surveys of compensation awarded by large, publicly-held corporations. Hewitt Associates, the outside consultant of the Compensation and Stock Option Committee (the "Committee"), and Towers Perrin conducted these surveys. Most of the companies in the survey group are in the S&P 500 and some are in the Peer Group Index described on pages 19 and 20. The Committee relies on a broad array of companies for comparative analysis of executive compensation because the Committee believes that the Company's competitors for executive talent are more varied than the Peer Group.

     The Company's executive compensation program consists of three basic elements -- base salaries, annual incentive bonuses and long-term incentives. The Company designs the long-term incentive plans covering its executive officers to ensure that the level of incentive compensation changes to reflect the profitability of the Company and its various operating companies and the performance of the Company's common stock. In addition, these plans as well as the annual incentive bonus program provide the flexibility to reward executives based on their individual performances.

  Committee Responsibilities

     The Company's By-laws require that the salaries of Vice Presidents and more senior officers be approved by the Committee. The Committee also has the authority to select corporate performance measures for each year under the Annual Executive Incentive Compensation Plan. If these performance measures are attained, the Committee will determine the allocation of the fund among the participants. In addition, the Committee grants awards under the Company's 1999 Long-Term Incentive Plan, which in 2001 consisted of stock options and performance share awards. The Committee also reviews the design of the Company's executive compensation programs, assesses their competitiveness and effectiveness and makes recommendations with respect to them.

     Each of the elements of the program is described in the report below, including a discussion of the specific actions taken by the Committee for 2001 concerning the Chief Executive Officer and other executive officers.

  Base Salaries

     In determining salary adjustments for the Chief Executive Officer and other executive officers, the Committee sought to maintain salary levels that are competitive with the survey group. The salary increase for the Chief Executive Officer for 2001 was 12.5%, which placed the Chief Executive Officer in the third quartile (the fourth quartile being the highest) of the survey group. The average salary increase for executive officers during 2001 was 4.9%. The average salary increase for the survey group was 4.4%. The salary levels of the Company's executive officers were within the third quartile of the survey group.

  Annual Incentive Bonuses

     The Company's Annual Executive Incentive Compensation Plan, which was approved by stockholders in 1997, covers officers holding the office of Vice President and above. In January, 2001 the Committee established an incentive bonus fund for the year equal to 2.5% of adjusted net income (defined as the Company's income from continuing operations). The Company determined net income in accordance with generally accepted accounting principles, as reflected in the audited consolidated statement of income for 2001. The net income is then adjusted by the Company's independent accountants to:

       (i)  eliminate restructuring charges or credits;

       (ii) eliminate other nonrecurring charges or credits, as disclosed in the audited financial statements and notes;

      (iii) include the results of operations for such year from businesses classified as "discontinued operations" prior to the disposition dates; and

      (iv) to the extent not adjusted pursuant to the above items, eliminate gains or losses resulting from the sale, disposal or writedown of intangible assets, land or buildings, charges for impaired assets, businesses, securities resulting from the sale of businesses and the sale of financial instruments.

     In order to allocate the incentive bonus fund among the executives, the Committee established a target level for the annual bonuses equal to 85% of salary for Mr. Wesley and 40-55% of salary for all other executive officers. The Company determines the actual bonuses based on the Company's financial performance, ranging from 0-150% of the target bonus amount. The Committee also established a maximum percentage of the incentive bonus fund that could be awarded to an individual executive officer. These maximum percentages are: 20% to Mr. Wesley, 7.5% to Messrs. Omtvedt, Roche, Flocco and Hausberg and 2.5% to other executive officers. The Committee has the authority to reduce, but not increase, the incentive bonus award.

     The Company determined the Chief Executive Officer and the other executive officers' target award levels based on competitive practice. Based on growth of earnings per share, the Committee determined that the payment to Mr. Wesley and the executive officers generally should be 94.4% of the target award, adjusted in certain instances to reflect individual performance. The total amount of the incentive bonuses paid to eligible officers for 2001 was 22.3% of the total authorized incentive fund.

  Long-Term Incentives

     Under the Company's 1999 Long-Term Incentive Plan, the Committee can grant to key employees of the Company and its subsidiaries a variety of long-term incentives, including nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, performance awards, dividend equivalents and other stock-based incentives. During 2001, the Committee granted incentive stock options and nonqualified stock options to executive officers of the Company. Performance share awards were also granted for the 2002-2004 performance period.

     The Committee intends that stock options and performance awards serve as a significant portion of the executives' total compensation package. Because of this, annual and long-term incentives make up the major portion of the total compensation of executive officers. They are granted in consideration of present and anticipated performance, as well as past performance. The stock options and performance awards offer the executive officers significant long-term incentives to increase their efforts on behalf of the Company and its subsidiaries, to focus managerial efforts on enhancing stockholder value and to align the interests of the executives with the stockholders.

     The Committee's compensation philosophy is to have long-term incentives that pay more for superior performance and less if performance does not achieve that level. The Committee, in determining stock option and performance award grants to the individual executive officers, considered the percentage of the individual's base salary that the estimated value of the stock options and performance award would comprise. The Committee sets the percentage that the long-term incentive would represent of base salary at a level comparable to that of similarly-compensated executives in the survey group. The Committee used an option pricing valuation method in making that comparison. The grants are designed so that stock options comprise the greatest portion of the long-term incentive grant (ranging from 62% to 77% of the total long-term incentive grant for individual executive officers). Performance awards comprise the remainder. In 2001, the Committee continued the practice of providing executive officers with annual long-term incentive grants that are at competitive levels recommended by the Committee's outside consultants.

     During 2001 the Committee granted incentive and nonqualified stock options. The options have an exercise price equal to the fair market value of the stock on the date of grant. The options become exercisable in three annual installments beginning one year after the grant date, and expire 10 years after the grant date. Executive officers will realize benefits from stock options only if the market value of the Company's common stock increases.

     The Committee also granted performance share awards for the 2002-2004 performance period that are contingent upon the Company and its subsidiaries achieving specified average return on equity and cumulative diluted earnings per share targets over the performance period. The Company will not pay performance share awards unless approximately 90% or more of the targeted consolidated return on equity and cumulative diluted earnings per share are achieved. In that event, 50% of the target number of shares will be earned. The target number of shares of the Company's common stock will be earned if 100% of the targeted consolidated return on equity and cumulative diluted earnings per share are achieved. An additional amount of shares will be paid if the targeted goals are exceeded, but the maximum number of shares paid will not exceed 150% of the target amount. In addition, the recipients of these performance awards will receive cash dividend equivalents at the time of payment equal to the cash dividends that would have been paid on the shares had the recipient owned the shares during the performance period. The executive officers have the option to receive their performance share award in cash if they have met the Company's goals for Company stock ownership.

     The performance share award grant when aggregated with the 2001 stock option grant to the individual executive officers placed them within the third quartile of the survey group. Mr. Wesley's long-term incentive grant placed him at the mid-point of the survey group. The Committee believes that it is desirable to set a competitive percentile target as compared to the survey group in order to reward executive officers for strong performance and to increase their efforts on behalf of the Company, its subsidiaries and its stockholders.

     The Internal Revenue Code limits the allowable tax deduction that may be taken by the Company for compensation paid to the Chief Executive Officer and the other highest paid executive officers required to be named in the Summary Compensation Table on page 10. The limit is $1 million per executive per year, although compensation payable solely based on performance goals is excluded from the limitation. The Committee intends that the annual incentive bonus, stock options and performance awards qualify as performance-based compensation so that these awards may qualify for the exclusion from the $1 million limit.

                                        Compensation and Stock Option Committee

                                          Gordon R. Lohman, Chairman
                                          Patricia O. Ewers
                                          John W. Johnstone, Jr.
                                          Eugene A. Renna

March 1, 2002

                  FORTUNE BRANDS, INC. STOCK PRICE PERFORMANCE
                          (WITH DIVIDEND REINVESTMENT)
[PERFORMANCE GRAPH]

                                                  FORTUNE BRANDS, INC.             PEER INDEX                   S & P 500
                                                  --------------------             ----------                   ---------
12/31/96                                                 100.00                      100.00                      100.00
12/31/97                                                 141.99                      138.02                      163.98
12/31/98                                                 124.19                      131.53                      210.85
12/31/99                                                 133.08                      126.27                      255.21
12/31/00                                                 125.15                      125.55                      231.96
12/31/01                                                 169.61                      138.52                      204.39

  Peer Group Index

     The Peer Group is composed of the following publicly traded companies in industry segments corresponding to the Company's current four core businesses:

     Spirits and Wine: Allied Domecq PLC, Brown-Forman Corporation, Constellation Brands, Inc. (formerly Canadaigua Brands, Inc.), Diageo PLC (formerly Guinness PLC), and Grand Metropolitan PLC (through December 16, 1997 when it was merged with Guinness PLC);

     Home Products: Armstrong World Industries, Inc., The Black & Decker Corporation, Masco Corporation, Newell Rubbermaid Inc. (formerly Newell Co.) and The Stanley Works;

     Office Products: Avery Dennison Corporation, Esselte AB, General Binding Corporation, Hunt Manufacturing Co., The Mead Corporation, Moore Corporation Ltd., The Standard Register Company and Wallace Computer Services, Inc.; and

     Golf and Leisure: Brunswick Corporation, Callaway Golf Company, FILA Holdings, S.P.A., Huffy Corporation, K2, Inc. and Reebok International Ltd.

     The weighted average total return of the entire Peer Group, for each year, is calculated in the following manner:

     (1) the total return of each Peer Group member is calculated by dividing the change in market value of a share of its common stock, assuming periodic dividend reinvestment, by the cumulative value of a share of its common stock at the beginning of the year (the total return for Grand Metropolitan PLC has been weighted in 1997 for actual trading days);

     (2) each Peer Group member's total return is then weighted within its industry segment based on its market capitalization at the beginning of the year, relative to the market capitalization of the entire segment, and the sum of such weighted returns results in a weighted average total return for that segment; and

     (3) each segment's weighted average total return is then weighted based on the percentage of sales, excluding excise taxes, of that segment of the Company for the year, as compared with total Company sales, excluding excise taxes, and the sum of such weighted returns results in a weighted average total return for the entire Peer Group.

     The Peer Group Index reflects the weighted average total return for the entire Peer Group calculated for the five year period, starting with a base of $100.

REPORT OF THE AUDIT COMMITTEE

     The Audit Committee of the Board of Directors (the "Audit Committee") is composed of four directors that are "independent" for purposes of the New York Stock Exchange Listing Standards. The Audit Committee has a written charter that has been approved by the Board of Directors. A copy of the charter was attached to the March, 2001 Proxy Statement filed by the Company with the Securities and Exchange Commission. The Audit Committee has recommended to the Board of Directors (subject to shareholder ratification) the selection of the Company's independent auditor.

     Management has the responsibility for the Company's financial statements and overall financial reporting process, including the Company's systems of internal controls. The independent auditor has the responsibility to conduct an independent audit in accordance with generally accepted auditing standards and to issue an opinion thereon. The Audit Committee's responsibility is to monitor and oversee these processes.

     In this context, the Audit Committee has reviewed and discussed the audited financial statements with management and the independent auditor. Management has confirmed to the Audit Committee that the Company's financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee has met with the independent auditor and discussed matters required to be discussed by SAS No. 61 (Communication with Audit Committees). The independent auditor has provided an unqualified opinion regarding the Company's financial statements for the year ended December 31, 2001.

     The Company's independent auditor has also provided to the Audit Committee the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committee), and the Audit Committee has discussed with the independent auditor that firm's independence. The Audit Committee has also reviewed non-audit services provided by the independent auditor and has considered the compatibility of these services with maintaining the auditor's independence.

     Based upon the review and discussions with management and the independent auditor, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 for filing with the SEC.

                                        Audit Committee

                                          Charles H. Pistor, Jr., Chairman
                                          Anne M. Tatlock
                                          David M. Thomas
                                          Peter M. Wilson

                                                               February 26, 2002

     The Report of the Compensation and Stock Option Committee on Executive Compensation, the Fortune Brands, Inc. Stock Price Performance graph, and the Report of the Audit Committee shall not be deemed to be "soliciting material" or to be "filed" with the SEC or subject to Regulation 14A or 14C under the Exchange Act or to the liabilities of Section 18 of the Exchange Act. In addition, they shall not be deemed incorporated by reference by any statement that incorporates this Proxy Statement by reference into any filing under the Securities Act or the

Exchange Act, except to the extent that the Company specifically incorporates this information by reference.

AUDIT FEES

     The independent auditor of the Company during the year ended December 31, 2001 was PricewaterhouseCoopers LLP. The aggregate fees billed by PricewaterhouseCoopers LLP in connection with the audit of the Company's annual financial statements for the most recent fiscal year and for the review of the Company's financial information included in its SEC Form 10-Q filings during the year 2001 was $2,871,000.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

     During the year 2001, PricewaterhouseCoopers LLP did not perform any financial information systems design and implementation services.

ALL OTHER FEES

     The aggregate fees billed for all other services rendered to the Company by PricewaterhouseCoopers LLP during the year 2001 was $2,168,000. These non-audit fees relate to tax services, actuarial and benefits consulting services, and other miscellaneous services.

ITEM 2

                      ELECTION OF INDEPENDENT ACCOUNTANTS

     The Board of Directors recommends that you elect PricewaterhouseCoopers LLP as our independent accountants for 2002. In line with this recommendation, the Board of Directors intends to introduce the following resolution at the Annual Meeting (designated as Item 2):

     "RESOLVED, that PricewaterhouseCoopers LLP are elected independent accountants for the Company for the year 2002."

     A member of PricewaterhouseCoopers LLP will attend the Annual Meeting to make a statement if he or she desires, and respond to appropriate questions that may be asked by stockholders.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR ITEM 2.

ITEM 3

                      APPROVAL OF THE FORTUNE BRANDS, INC.
                  ANNUAL EXECUTIVE INCENTIVE COMPENSATION PLAN

     The Board is recommending that stockholders re-approve the Fortune Brands, Inc. Annual Executive Incentive Compensation Plan (the "Plan"). The Plan was adopted by the Board effective January 1, 1997, and was approved by the stockholders of the Company on April 30, 1997. Under the rules of the Internal Revenue Service, the Plan must be re-approved by the stockholders every five years in order for the Company to be able to deduct compensation paid to executives in excess of $1 million annually. The Board believes that the Plan advances the interests of the Company and its stockholders in securing and retaining executives of outstanding ability by providing performance-based incentives to senior executives. The Plan is set forth in full in Exhibit A. The description of the Plan which appears below is qualified in its entirety by reference thereto.

REASONS FOR THE PROPOSAL

     Re-approval of the Plan by the stockholders is being sought to preserve the Company's ability to deduct, for federal income tax purposes, compensation paid pursuant to the Company's annual executive incentive compensation program. Under Section 162(m) of the Internal Revenue Code, and the rules of the Internal Revenue Service. Stockholders must re-approve the Plan every five years in order for the Plan to qualify for the exception to the limitation on the Company's ability to deduct compensation paid to certain specified executives in excess of $1 million annually.

SUMMARY OF THE PLAN

  Eligibility

     Awards may be granted only to persons elected to the office of Vice President of the Company or a more senior office. A total of 12 officers are currently eligible for participation in the Plan.

  Administration

     The Plan is administered by the Compensation and Stock Option Committee (the "Committee"), which is composed of "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code who are authorized to make grants of performance-based compensation. The Committee has authority to administer, construe and interpret the Plan, to make rules for carrying it out and to make changes in such rules.

  Awards and Performance Measures

     Within the first 90 days of each calendar year, the Committee will set corporate performance measures for such year which, if attained, will establish an incentive compensation fund for the year. At the same time, the Committee will determine the allocation of the fund among the participants.

     The performance measures will be based on any of the following performance criteria, either alone or in any combination as the Committee may determine: cash flow; cash flow from operations; earnings per share of Fortune Brands, Inc. common stock; earnings per share of Fortune Brands, Inc. common stock from continuing operations; income before income taxes; income before income taxes, depreciation and amortization; income from continuing operations; net asset turnover; net income; operating income; operating margin; return on equity; return on net assets; return on total assets; return on total capital; sales; economic value added; and total return to stockholders. Performance measures may be determined on an absolute basis or relative to internal goals or relative to levels attained in prior years or in comparison to other companies. The Committee may provide, as part of each grant, that the performance measures may be adjusted in the event of certain extraordinary events set forth in the Plan. The maximum amount of an award to any participant for any year will not exceed $2.5 million. No part of the amount available for awards in any year which is not awarded in such year may be carried forward for award in subsequent years.

     The Committee will, promptly after the end of the year on the date on which all necessary financial or other information becomes available, in the manner required by Section 162(m) of the Internal Revenue Code, certify (i) the degree to which performance measures have been attained and (ii) with respect to each participant, the amount of the participant's award, if any. The Committee may, in its sole discretion, reduce or eliminate, but may not increase, any award. No part of any potential award for any year which is not actually awarded to a participant because of any such reduction will be available for award to any other participant whose actual compensation for such year is subject to Section 162(m) of the Internal Revenue Code. Awards are payable in cash as promptly as practicable after the certifications described above have been made by the Committee.

     The Committee has discretion, upon the request of a Participant, to defer the payment of an award (or a portion thereof) to a participant. The Committee will have discretion to provide for the payment of an amount equivalent to interest, at such rate or rates or based on such investment fixed by the Committee, on any such deferred award.

  Amendment and Termination

     The Board may at any time alter, amend, suspend or terminate the Plan in whole or in part without approval by the stockholders. No amendment may, however, increase the award payable to a participant for a year if the amendment is adopted after the final day for setting the objective performance measures for such year (e.g., after the 90th day of the year) nor may any Plan amendment or termination adversely affect the rights of a participant for whom an award has been determined for a completed year but not yet paid.

RESOLUTION CONSTITUTING ITEM 3

     The resolution (designated herein as Item 3) to approve the Fortune Brands, Inc. Annual Executive Incentive Compensation Plan is as follows:

    "RESOLVED, that the Fortune Brands, Inc. Annual Executive Incentive Compensation Plan submitted to this Annual Meeting and as shown in Exhibit A to the Proxy Statement accompanying the notice of this Annual Meeting is re-approved."

ITEM 4

                        SHAREHOLDER VOTE ON POISON PILLS

     The Company is informed that a stockholder, Nick Rossi, whose address is P.O. Box 249, Boonville, CA 95415, intends to introduce at the Annual Meeting the following resolution (designated herein as Item 4):

     "Shareholders request that our Board of Directors seek shareholder approval prior to adopting any poison pill and also redeem or terminate any pill now in effect unless it has been approved by a shareholder vote at the next shareholder meeting."

     The proponent has furnished the following statement setting forth the reasons advanced by him in support of the proposal:

     "The poison pill is an important issue for shareholder vote even if our company does not now have a poison pill or plan to adopt a poison pill in the future. Currently our board can adopt a poison pill and/or redeem a current poison pill and adopt a new poison pill:

        1) At any time

        2) In a short period of time

        3) Without shareholder approval

        "NEGATIVE EFFECTS OF POISON PILLS ON SHAREHOLDER VALUE
     "A study by the Securities and Exchange Commission found evidence that the negative effect of poison pills to deter profitable takeover bids outweigh benefits.
        "Source: Office of the Chief Economist, Securities and Exchange Commission, The Effect of Poison Pills on the Wealth of Target Shareholders, October 23, 1986.

        "ADDITIONAL SUPPORT FOR THIS PROPOSAL TOPIC
      --  Pills adversely affect shareholder value

        Power and Accountability
        Nell Minow and Robert Monks

      -- The Council of Institutional Investors www.cii.org/ciicentral/policies.htm & www.cii.org recommends shareholder approval of all poison pills.

        "INSTITUTIONAL INVESTOR SUPPORT FOR SHAREHOLDER VOTE
     "Many institutional investors believe poison pills should be voted on by shareholders. A poison pill can insulate management at the expense of shareholders we believe. This includes institutional investor leaders such as the Teachers Insurance and Annuity Association College Retirement Equities Fund (TIAA-CREF) and the California Public Employees Retirement System (CalPERS). Source: TIAA-CREF Policy Statement on Corporate Governance and CalPERS U.S. Corporate Governance Principles, IV. Governance Guidelines, D. Shareholder Rights.
          "A poison pill is such a powerful tool that shareholders should be able to vote on whether it is appropriate we believe. We believe a shareholder vote on poison pills will avoid an unbalanced concentration of power in our directors who could focus on narrow interests at the expense of the vast majority of shareholders.

        "INSTITUTIONAL INVESTOR SUPPORT IS HIGH-CALIBER SUPPORT
     "This proposal topic has significant institutional support as evidenced by the support of institutional investor leaders TIAA-CREF and CalPERS cited above. Shareholder right to vote on poison pill resolutions achieved a 57% average yes-vote from shareholders at 26 major companies in 2000. Source:
     Delphi Automotive Systems Annual Meeting Report, IRRC, April 2001. (Percentage based on yes-no votes).
          "Institutional investor support is high-caliber support. Institutional investors have the advantage of a specialized staff and resources, long-term focus, fiduciary duty and independent perspective to thoroughly study the issues involved in this proposal topic.

        "68% VOTE AT A MAJOR COMPANY
     "This proposal topic won 68% of the yes-no vote at the Burlington Northern Santa Fe (BNI) 2001 annual meeting. The text of the BNI proposal, which has further information on poison pills, is available at The Corporate Library website under Proposals.

        "SHAREHOLDER VOTE PRECEDENT SET BY OTHER COMPANIES
     "In recent years, various companies have been willing to redeem poison pills or at least allow shareholders to have a meaningful vote on whether a poison pill should remain in force. We believe that our company should do so as well.

                "In the interest of shareholder value vote yes:

                        SHAREHOLDER VOTE ON POISON PILLS
                                   YES ON 4"

BOARD OF DIRECTORS STATEMENT ON ITEM 4

     The Board of Directors believes that the Company's rights plan is in the best interest of the stockholders and recommends that you vote against the stockholder's proposal.

     The stockholder's proposal refers to our Preferred Share Purchase Rights Plan ("Rights Plan"), which provides certain rights to stockholders in the event of a proposed takeover of the Company. Because the Rights Plan allows the Board to maximize stockholder value in the event of a takeover bid, the Board of Directors believes that the action requested in the stockholder's proposal is unnecessary and ill-advised.

     The Rights Plan is not intended to preclude a takeover or other business combination involving the Company. Rather, it is designed to preserve and maximize stockholder value by improving the Board's ability to protect and advance the interests of the Company's stockholders. The Rights Plan does this by encouraging potential acquirers to negotiate directly with the Board and allowing the Board to evaluate the adequacy of any potential offer and seek a higher price if there is to be a sale of the Company. The Rights Plan also gives the Company and its stockholders more power to negotiate effectively and more time to make decisions respecting a sale of the Company and consider superior alternatives to the initial offer.

     The Rights Plan also discourages coercive or low-ball takeover tactics that would operate to the detriment of the Company's stockholders. Hostile acquirers are interested in buying a company as cheaply as they can. In attempting to do so, they may use coercive tactics such as partial and two-tiered tender offers and creeping stock accumulation programs which do not treat all stockholders fairly and equally. The Rights Plan also encourages the bidder in these types of offers to negotiate with the Board so that we may assure that all stockholders receive full value.

     While the Rights Plan can enhance the Board's ability to negotiate favorable terms with the proponent of an unfriendly or unsolicited proposal, it does not prevent unsolicited, non-abusive offers to acquire the Company at a fair price. The Board has the flexibility to redeem the rights in the event that an unsolicited offer is in stockholders' interest, and would do so as required by its fiduciary duty to stockholders. However, to redeem or eliminate the Rights Plan now in the absence of a takeover proposal would leave the Company's stockholders unprotected in the event of an unsolicited, coercive and unfair tender offer.

     We adopted the current Rights Plan only after a review of the global mergers and acquisitions market and review of premiums paid to target companies with rights plans compared with those without the plans. This review showed that rights plans result in higher premiums for target companies. A study of takeover data from 1992 through 1996 by Georgeson & Company, a nationally recognized proxy solicitation and investor relations firm, found that:

      -- premiums paid to acquire companies with rights plans averaged eight percentage points higher than premiums paid to target companies without rights plans;

      -- rights plans contributed an additional $13 billion in stockholder value and stockholders of acquired companies without rights plans gave up $14.5 billion in potential premiums; and

      -- rights plans did not reduce the likelihood of a company becoming a takeover target and the presence of a rights plan did not increase the likelihood of withdrawal of a friendly takeover bid nor the defeat of a hostile one.

A 1997 study by J.P. Morgan and a 1993 study by Robert Comment and G. William Schwert of the Bradley Research Center, University of Rochester reached the same conclusions. Because of these reasons, over 2300 public companies maintain rights plans. See Property, Winter 2000.

     Redeeming or eliminating the Rights Plan would remove an important tool that we now have for the protection of stockholders. The decision to redeem the Rights Plan should be made only by the Board in the context of a specific acquisition proposal. Eliminating the Rights Plan now in the absence of such a proposal would leave stockholders vulnerable in the event of an unsolicited coercive offer and, in our view, potentially reduce the long-term value for all stockholders.

     We also believe that it is important to retain the flexibility to adopt and maintain a rights plan without having to conduct a stockholder vote. A requirement that we seek stockholder approval for any rights plan could seriously weaken our negotiating position in a hostile situation and leave us less able to protect stockholder interests. For these reasons, we do not believe that the proposal is in the best interest of the Company and our stockholders.

     THE BOARD RECOMMENDS THAT YOU VOTE AGAINST ITEM 4.

                CERTAIN INFORMATION REGARDING SECURITY HOLDINGS

     We have listed below the beneficial ownership of common stock of Fortune Brands, Inc. by (a) each nominee for director and each Class II and III director, (b) each executive officer listed on page 10, and (c) directors and executive officers of the Company as a group on February 4, 2002. The table is based on information we received from the nominees, other directors and executive officers, our Corporate Employee Benefits Committee, and the Trustee of our defined contribution plan.

                                                              AMOUNT AND NATURE OF
                                                              BENEFICIAL OWNERSHIP   PERCENT OF
NAME                                                               (1)(2)(3)           CLASS
----                                                          --------------------   ----------
Patricia O. Ewers...........................................          14,131               *
Thomas J. Flocco............................................          59,470               *
Mark Hausberg...............................................         118,772               *
Thomas C. Hays..............................................         820,248               *
John W. Johnstone, Jr.......................................          14,831               *
Gordon R. Lohman............................................          11,717               *
Craig P. Omtvedt............................................         196,922               *
Eugene A. Renna.............................................          10,320               *
Mark A. Roche...............................................         186,739               *
Anne M. Tatlock.............................................          14,349               *
David M. Thomas.............................................           2,625               *
Norman H. Wesley............................................         457,880               *
Peter M. Wilson.............................................          11,272               *
Directors and executive officers as a group (14) persons....       1,919,276            1.29%

---------------
*    Less than 1%

(1) No individual director or nominee for director or executive officer beneficially owns one percent or more of the outstanding equity securities of the Company. To the best of our knowledge, each nominee and Class II and III director and executive officer who is not a director has sole voting and investment power with respect to shares shown above, other than with respect to the shares listed in Note (3) below that may be acquired upon exercise of options, and except as follows: Mr. Hays shares voting and investment power as a co-trustee of various family trusts with respect to 5,107 shares and with respect to which shares he disclaims beneficial ownership, and Mr. Hays has no voting or investment power with respect to 4,000 shares held in trust for the benefit of his wife and with respect to which shares he disclaims beneficial ownership.

(2) The numbers of shares attributable to Company contributions under the Company's Retirement Savings Plan ("RSP") included in the numbers shown above are as follows: Mark Hausberg, 1,110; Thomas C. Hays, 1,094; Craig P. Omtvedt, 1,261; and Mark A. Roche, 3,689. The numbers of shares attributable to employee contributions under the RSP included in the numbers shown above are: Thomas C. Hays, 2,821; Craig P. Omtvedt, 1,091; and Mark A. Roche, 1,525. The Trustee of the RSP has agreed to vote the shares it holds in the Trust in accordance with instructions received from members of the RSP and shares as to which instructions are not received are voted by the Trustee proportionally in the same manner as shares as to which the Trustee has received instructions. The number shown in the table above includes 12,672 shares of common stock held on February 4, 2002 by the Trustee of the RSP (including certain of those referred to above) which number is equivalent as of that date to the undivided proportionate beneficial interests of the directors and executive officers of the Company in all such shares.

(3) The numbers of shares of which the director nominees, Class II and III directors and Messrs. Flocco, Hausberg, Roche, and Omtvedt had the right to acquire beneficial ownership pursuant to the exercise on or before April 5, 2002 of options granted by the Company are as follows: Patricia O. Ewers, 10,217; Thomas J. Flocco, 55,568; Mark Hausberg, 103,633; Thomas C. Hays, 713,574; John W. Johnstone, Jr., 10,217; Gordon R. Lohman, 10,217; Craig P. Omtvedt, 161,968; Eugene A. Renna, 6,500; Mark A. Roche, 144,978; Anne M. Tatlock, 10,217; David M. Thomas, 1,875, Norman H. Wesley, 374,010; and Peter M. Wilson, 7,000. The number of shares shown in the table above includes 1,609,974 shares of which the directors and executive officers as a group had the right to acquire beneficial ownership pursuant to the exercise on or before April 5, 2002 of options granted by the Company. Inclusion of such shares does not constitute an admission by any nominee, director or executive officer that he or she is the beneficial owner of such shares.

     To the best of the Company's knowledge, directors and executive officers did not own any shares of $2.67 Convertible Preferred stock of Fortune Brands, Inc. and no one person was the beneficial owner of more than 5% of the outstanding voting securities of the Company or of more than 5% of any class of voting securities of the Company at February 4, 2002.

              SUBMISSION OF STOCKHOLDER PROPOSALS AND NOMINATIONS

  What governs stockholder proposals and nominations?

     Our Restated Certificate of Incorporation contains procedures for stockholder nomination of directors. Our By-laws contain procedures for other stockholder proposals to be presented before annual stockholder meetings.

  Who can make a nomination?

     According to our Restated Certificate of Incorporation, any record owner of stock entitled to be voted generally in the election of directors may nominate one or more persons for election as a director at a stockholders' meeting.

  How do I go about making a nomination?

     If you are a record owner of stock and you wish to make a nomination, you must notify our Secretary, in writing, of your intent to make a nomination. You must give your written notice 120 days before the annual meeting, that is, by January 7, 2003 for the 2003 Annual Meeting, and it must include:

      -- the names and addresses of you and any other stockholder who intends to appear in person or by proxy to make the nomination, and the name and address of the person(s) to be nominated;

      -- a description of all arrangements or understandings between you and each nominee and any other person(s) (naming them) pursuant to which the nomination is to be made;

      -- any other information regarding each of your proposed nominees that would be included in a proxy statement; and

      --  the consent of each nominee to serve if elected.

  Who can make a proposal?

     According to the By-laws, a proposal or other business to be considered at the Annual Meeting of Stockholders can be made by a person who is a stockholder of record.

  How do I go about making a proposal?

     If you are a record owner of stock and you wish to make a proposal, you must notify our Secretary, in writing, of your intent. You must give your written notice 120 days before the Annual Meeting, that is, by January 7, 2003 for the 2003 Annual Meeting, and it must include:

      -- a brief description of the business to be brought before the meeting, the reasons for conducting the business and any material interest that you or the beneficial owners, if any, on whose behalf you are making the proposal may have in the business;

      -- your name and address, and the names and addresses of the beneficial owners, if any, on whose behalf you are making the proposal, as they appear on our books; and

      -- the class and number of shares of our stock that are owned beneficially and of record by you and the beneficial owners.

The By-laws also provide that stockholders who wish to have a proposal included in the Company's Proxy Statement must comply with the applicable requirements of the Exchange Act, as well as its rules and regulations. Such stockholders also have the benefit of the rights provided by Rule 14a-8 of the Exchange Act. In order to be eligible under Rule 14a-8 for inclusion in the Company's Proxy Statement and accompanying proxy at the next Annual Meeting of Stockholders currently scheduled to be held on May 7, 2003, stockholder proposals must be received by the Company on or before November 11, 2002.

     A copy of the Restated Certificate of Incorporation and By-law provisions is available upon written request to Mr. Mark A. Roche, Senior Vice President, General Counsel and Secretary, Fortune Brands, Inc., 300 Tower Parkway, Lincolnshire, Illinois 60069. The person presiding at the meeting is authorized to determine if a proposed matter is properly before the meeting or if a nomination is properly made.

                                 MISCELLANEOUS

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SEC FOR ITS LAST FISCAL YEAR, INCLUDING ANY FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES TO THE FORM 10-K, WILL BE MADE AVAILABLE TO STOCKHOLDERS WITHOUT CHARGE, UPON WRITTEN REQUEST TO MR. MARK A. ROCHE, SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY, FORTUNE BRANDS, INC., 300 TOWER PARKWAY, LINCOLNSHIRE, ILLINOIS 60069. THE COMPANY WILL FURNISH ANY EXHIBITS TO FORM 10-K TO EACH STOCKHOLDER REQUESTING THEM UPON PAYMENT OF A FEE OF $.10 PER PAGE TO COVER THEIR COST.

     The Company will bear the expense of soliciting proxies for this meeting, including mailing costs. In addition to mailing copies of this material to stockholders, we will request that persons who hold stock in their names or custody, or in the names of nominees, for the benefit of others, to forward copies of these materials to the beneficial owners of our stock, and to request the authority to execute the proxies. In order to assure that there is sufficient representation at the meeting, our officers and regular employees will request the return of proxies by telephone, facsimile, or in person. In addition, we have retained Morrow & Co., Inc., 445 Park Avenue, New York, New York 10022, to aid in soliciting proxies for a fee, estimated at $12,500, plus reasonable out-of-pocket expenses. Our total expenses will depend upon the volume of shares represented by the proxies received promptly in response to the Notice of Meeting and Proxy Statement.

     Stockholders who do not intend to be present at the meeting are urged to send in their proxies without delay or vote their proxies by telephone or through the Internet. Prompt response is helpful, and your cooperation will be appreciated.

MULTIPLE STOCKHOLDERS HAVING THE SAME ADDRESS

     If you and other residents at your mailing address own shares of common stock in street name, your broker or bank may have sent you a notice that your household will receive only one Annual Report and Proxy Statement for each company in which you hold stock through that broker or bank. This practice, known as "householding," is designed to reduce our printing and postage costs. If you did not respond that you did not want to participate in householding, the broker or bank will assume that you have consented, and will send one copy of our Annual Report and Proxy Statement to your address. You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm, and your account number to Householding Department, 51 Mercedes Way, Edgewood, New York 11717. The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if you did not receive an individual copy of this Proxy Statement or our Annual Report, we will send a copy to you if you call Alvin Santiago, Manager of Shareholder Services, at (847) 484-4538, or write him at Fortune Brands, Inc., 300 Tower Parkway, Lincolnshire, Illinois 60069.

                                                                  March 11, 2002

                                                                       EXHIBIT A

                              FORTUNE BRANDS, INC.
                                ANNUAL EXECUTIVE
                          INCENTIVE COMPENSATION PLAN
                                   ARTICLE I
                                    GENERAL

     SECTION 1.1 Purpose. The purpose of this Annual Executive Incentive Compensation Plan (the "Plan") is to advance the interests of the stockholders of Fortune Brands, Inc. (the "Company") by providing performance-based incentives to senior executives of the Company.

     SECTION 1.2 Definitions. As used in the Plan, the following terms shall have the following meanings:

     (a) "Award" means, for each Participant, a specific dollar amount payable as determined by the Committee pursuant to Section 2.2 of the Plan after application of the Committee's discretion pursuant to Section 2.4(b) of the Plan;

     (b)  "Board of Directors" means the Board of Directors of the Company;

     (c)  "Code" means the Internal Revenue Code of 1986, as amended;

     (d) "Committee" means the Compensation and Stock Option Committee of the Board of Directors;

     (e) "Incentive Pool" means, with respect to each Performance Period, the total amount of dollars available to be paid to all Participants. This amount shall be based on an objective formula established by the Committee in accordance with Section 2.2 of the Plan using one or more of the Performance Measures. It shall be allocated among the Participants in the manner determined by the Committee in accordance with the Plan;

     (f) "Participants" means, with respect to each Performance Period, the group of all persons elected to the office of Vice President of the Company or any office senior thereto except any officer covered by an annual incentive compensation plan of any subsidiary of the Company. A person who during part of such Performance Period has held such office shall participate on a proportional basis reflecting the portion of the Performance Period during which he or she has held such office;

     (g) "Performance Measures" means performance goals and objectives, which shall be based on any of the following performance criteria, either alone or in any combination, as the Committee may determine: cash flow; cash flow from operations; earnings per Common share; earnings per Common share from continuing operations; income before income taxes; income before income taxes, depreciation and amortization; income from continuing operations; net asset turnover; net income; operating income; operating margin; return on equity; return on net assets; return on total assets; return on total capital; sales; economic value added; and total return to stockholders. For any Performance Period, Performance Measures may be determined on an absolute basis or relative to internal goals or relative to levels attained in years prior to such Performance Period or related to other companies. For any Performance Period, the Committee shall provide whether and how the Performance Measures shall be adjusted in the event of any or all of the following items: extraordinary, unusual or non-recurring items; effects of changes in applicable laws, regulations or accounting principles; effects of currency fluctuations; effects of financing activities (e.g., effect on earnings per share of issuance of convertible debt securities); realized or unrealized gains and losses on securities; expenses, charges or credits for restructuring initiatives, productivity initiatives or for impaired assets; non-cash items (e.g., amortization, depreciation or reserves); other non-operating items; writedowns of intangible assets, property, plant or equipment, investments in business units and securities resulting from the sale of business units; spending for acquisitions; and effects of any recapitalization, reorganization, merger, acquisition, divestiture, consolidation, spin-off, split-off, combination, liquidation, dissolution, sale of assets, or other similar corporate transaction or event; and

     (h) "Performance Period" means each consecutive twelve-month period commencing January 1 of each year.

     SECTION 1.3 Administration of the Plan. The Plan shall be administered by the Committee; provided, however, that (i) the number of directors on the Committee shall not be less than two and (ii) each member of the Committee shall be an "outside director" within the meaning of Section 162(m)(4) of the Code. The Committee may adopt its own rules of procedure, and the action of a majority of the Committee, taken at a meeting, or taken without a meeting by unanimous written consent of the members of the Committee, shall constitute action by the Committee. The Committee shall have the power and authority to administer, construe and interpret the plan, to make rules for carrying it out and to make changes in such rules.

                                   ARTICLE II

                                     AWARDS

     SECTION 2.1 Awards. The Committee may make Awards to Participants with respect to each Performance Period, subject to the terms and conditions set forth in the Plan.

     SECTION 2.2 Terms of Awards. Within 90 days after the commencement of each Performance Period (or prior to such later date as permitted by, or such earlier date as required by, Section 162(m) of the Code and the regulations promulgated thereunder), the Committee shall establish in writing for such Performance Period (i) the objective formula for determining the Incentive Pool for the Performance Period (using one or more of the Performance Measures) and
(ii) the allocable percentage of the total Incentive Pool to which each Participant shall be entitled, provided that the total of all such percentages for all Participants for any Performance Period shall not exceed 100 percent. The Committee shall cause each Participant to be notified in writing of his or her selection as a Participant.

     SECTION 2.3 Limitations on Awards. The maximum amount of an Award to any Participant for any Performance Period shall not exceed $2.5 million. No part of the amount of any Incentive Pool for any Performance Period which is not awarded in such Performance Period may be carried forward for award in subsequent Performance Periods.

     SECTION 2.4  Determination of Awards.

     (a) The Committee shall, promptly after the date on which all necessary financial or other information for a particular Performance Period becomes available, in the manner required by Section 162(m) of the Code, certify (i) the degree to which each of the Performance Measures has been attained and (ii) with respect to each Participant, the amount of the Participant's Award, if any.

     (b) Notwithstanding anything in the Plan to the contrary, the Committee may, in its sole discretion, reduce or eliminate, but may not increase, any Award. In exercising its discretion, the Committee may use such objective or subjective factors as it determines to be appropriate in its sole discretion. The determination by the Committee as to the terms of any of the foregoing adjustments shall be conclusive and binding. No part of any potential Award for any Performance Period which is not actually awarded to a Participant because of any reduction permitted by this Section 2.4(b) or required by Section 2.3 shall be available for award to any other Participant whose actual compensation for such period is subject to Section 162(m) of the Code.

     (c) After the end of each Performance Period when the amount of each Participant's Award has been determined, the Committee shall cause each Participant to be provided with written notice of the amount of his or her Award, if any. Awards shall become payable in cash as promptly as practicable after the certifications described in this Section 2.4 have been made by the Committee.

     SECTION 2.5 Deferral of Payment of Awards. Notwithstanding Section 2.4(c), the Committee may, in its sole discretion, upon the request of a Participant, determine that the payment of an Award (or a portion thereof) to the Participant shall be deferred and when such deferred Award shall be paid and over what period of time. The Committee shall have discretion to provide for the payment of an amount equivalent to interest, at such rate or rates fixed by the Committee or based on one or more predetermined investments selected by the Committee, on any such deferred Award.

                                  ARTICLE III

                                 MISCELLANEOUS

     SECTION 3.1 Restriction on Transfer. The rights of a Participant with respect to amounts payable under the Plan shall not be transferable by such Participant, otherwise than by will or the laws of descent and distribution.

     SECTION 3.2 Tax Withholding. The Company shall have the right to deduct from all payments made under the Plan to a Participant or to a Participant's beneficiary or beneficiaries any Federal, state or local taxes required by law to be withheld with respect to such payments.

     SECTION 3.3 Source of Payments. The Company shall not have any obligation to establish any separate fund or trust or other segregation of assets to provide for payments under the Plan. To the extent any person acquires any rights to receive payments hereunder from the Company, such rights shall be no greater than those of an unsecured creditor.

     SECTION 3.4 Employment Rights and Other Benefit Programs. The provisions of the Plan shall not give any Participant any right to be retained in the employment of the Company. In the absence of any specific agreement to the contrary, the Plan shall not affect any right of the Company, or of any affiliate of the Company, to terminate, with or without cause, any Participant's employment at any time. The Plan shall not replace any contract of employment between the Company and any Participant, but shall be considered a supplement thereto. The Plan is in addition to, and not in lieu of, any other employee benefit plan or program in which any Participant may be or become eligible to participate by reason of employment with the Company.

     SECTION 3.5 Amendment and Termination. The Board of Directors may at any time and from time to time alter, amend, suspend or terminate the Plan in whole or in part. No termination or amendment of the Plan may, without the consent of the Participant to whom an Award has been determined for a completed Performance Period but not yet paid, adversely affect the rights of such Participant in such Award, nor shall any amendment increase the amount payable to a Participant for Performance Period if such amendment is made after the final day of the period for establishing the objective formula for determining the Incentive Pool for the Performance Period set forth in Section 2.2 of the Plan.

     SECTION 3.6. Governing Law. The Plan and all rights and Awards hereunder shall be construed in accordance with and governed by the laws of the State of Delaware.

     SECTION 3.7 Severability. If any provision of the Plan is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan, such provision shall be stricken as to such jurisdiction, and the remainder of the Plan shall remain in full force and effect.

     SECTION 3.8 Effective Date. The Plan shall be effective as of January 1, 1997, subject to the approval thereof by the stockholders of the Company at the 1997 annual meeting of stockholders. Such approval shall meet the requirements of Section 162(m) of the Code and the regulations thereunder. If such approval is not obtained, then the Plan shall not be effective and any formula for determining the Incentive Pool for any Performance Period, any percentage thereof to which any person otherwise may be entitled and any notice given pursuant to Section 2.2 of the Plan shall be void ab initio.

(LOGO)
THIS PROXY STATEMENT IS PRINTED ON RECYCLED PAPER. THE ENTIRE PUBLICATION IS RECYCLABLE.

                               YOUR VOTE IS IMPORTANT !

                              You can vote in one of three ways:

1. Call toll-free 1-888-216-1327 on a Touch-Tone telephone and follow the instructions on the reverse side. There is NO CHARGE to you for this call.
                                       or

2.   Vote by Internet at our Internet Address: https://www.proxyvotenow.com/fob
                                       or

3. Mark, sign and date your proxy card and return it promptly in the enclosed postage paid return envelope.


--------------------------------------------------------------------------------
                              FORTUNE BRANDS, INC.

                     PROXY SOLICITED BY THE BOARD OF DIRECTORS

The undersigned stockholder appoints N. H. WESLEY, C.P. OMTVEDT and M.A. ROCHE (and any other person chosen by Messrs. Wesley, Omtvedt or Roche) proxies, to vote at the Annual Meeting (including adjournments) of stockholders of Fortune Brands, Inc. to be held April 30, 2002 at the Marriott Lincolnshire, 10 Marriott Drive, Lincolnshire, Illinois at 1:30 P.M., for the election of nominees Thomas
C. Hays and Gordon R. Lohman, as Class I directors (item 1), on item 2, 3 and 4 referred to on the reverse side and described in the Proxy Statement and on any other business before the meeting, with all powers the stockholder would possess if personally present. A majority (or, if only one, then that one) of the proxies or their substitutes acting at the meeting may exercise all powers hereby conferred.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE STOCKHOLDER. UNLESS THE STOCKHOLDER INDICATES OTHERWISE, THE PROXIES WILL VOTE FOR THE ELECTION OF THE NOMINEES OF THE BOARD OF DIRECTORS (ITEM 1), FOR ITEMS 2 AND 3 AND AGAINST ITEM 4.

If you participate in the Fortune Brands Stock Fund under a retirement savings trust, your signature on the reverse side will be a direction to the trustee to vote as instructed.

                                        FORTUNE BRANDS, INC.
                                        P.O. BOX 11010
                                        NEW YORK, N.Y. 10203-0010

                   (Continued And To Be Signed On Other Side)

                 PLEASE EXECUTE AND RETURN YOUR PROXY PROMPTLY

  FORTUNE                                                                                     VOTE BY TELEPHONE OR INTERNET
BRANDS, INC.                                                                                  24 HOURS A DAY, 7 DAYS A WEEK


           TELEPHONE                                    INTERNET                                       MAIL
          888-216-1327                        https://www.proxyvotenow.com/fob

Use any touch-tone telephone to vote        Use the Internet to vote your proxy.          Mark, sign and date your proxy card
your proxy. Have your proxy card in         Have your proxy card in hand when             and return it in the postage-paid
hand when you call. You will be             you access the website. You will be           envelope we have provided.
prompted  to  enter  your  control          prompted to enter your control number,
number, located in the box below, and       located in the box below, to create an
then follow the simple directions.          electronic ballot.

Your telephone or Internet vote authorizes the named             If you have submitted your proxy by telephone or the
proxies to vote your shares in the same manner as if you         Internet there is no need for you to mail back your proxy.
marked, signed and returned the proxy card.



                                                                                 -------------------------------------
                                                                                |                                     |
                                                                                |                                     |
                                                                                |                                     |
                                                                                |          CONTROL NUMBER FOR         |
                                                                                |     TELEPHONE OR INTERNET VOTING    |
                                                                                 -------------------------------------
888-216-1327
CALL TOLL-FREE TO VOTE

                              v DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET v
------------------------------------------------------------------------------------------------------------------------------------
 -----     PLEASE SIGN, DATE AND RETURN
|     |    THE PROXY PROMPTLY USING THE
|     |    ENCLOSED ENVELOPE.                          [X]
 -----                                       VOTES MUST BE INDICATED
                                             (X) IN BLACK OR BLUE INK.

       THE BOARD OF DIRECTORS RECOMMENDS VOTES FOR ITEMS 1, 2 AND 3 AND AGAINST ITEM 4:

       1. Election of Directors.
                                                                                                            FOR   AGAINST  ABSTAIN
          FOR        WITHHOLD                                    4. Stockholder Proposal entitled
          ALL   [ ]  FOR ALL   [ ]  EXCEPTIONS  [ ]                 "Shareholder Vote on Poison Pills" to
                                                                    adopt the following resolution:         [ ]     [ ]      [ ]

Nominees: 01- Thomas C. Hays, and 02- Gordon R. Lohman
(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY                      To change your address, please mark this box.      [ ]
INDIVIDUAL NOMINEE, MARK THE "EXCEPTIONS" BOX AND WRITE
THAT NOMINEE'S NAME ON THE LINE BELOW.)
                                                                    "Shareholders request that our Board of Directors seek
(*)Exceptions                                                       shareholder approval prior to adopting any poison pill
              --------------------------------------------------    and also redeem or terminate any pill now in effect unless it has been approved by a shareholder vote at the next
                                                                    shareholder meeting."

                                                  FOR   AGAINST  ABSTAIN

2. Elect PricewaterhouseCoopers LLP independent
   accountants for 2002.                          [ ]     [ ]     [ ]

3. Re-approve the Annual Executive Incentive
   Compensation Plan.                             [ ]     [ ]     [ ]

                                                                            ----------------------------------------------------
                                                                           |                                                    |
                                                                           |      SCAN LINE                                     |
                                                                           |                                                    |
                                                                            ----------------------------------------------------
                                                                     NOTE: Please sign as your name appears hereon. If shares are held by joint tenants, both should sign. When signing as
                                                                     attorney, executor, administrator, trustee or guardian, please give your full title as such. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in full partnership name by authorized person.

                                                            Date    Share Owner sign here       Co-Owner sign here
                                                         ---------------------------------      ---------------------------------
                                                        |         |                       |    |                                 |
                                                         ---------------------------------      ---------------------------------
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